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                                                             EXHIBIT 4(b)(ix)(B)

                                [LOGO OF SAGE]


                        ACCIDENTAL DEATH BENEFIT RIDER

GENERAL
This Rider is made part of the Contract to which it is attached. It provides an additional benefit, the "Accidental Death Benefit," in the event of the accidental death of the Covered Person. The Covered Person is the person whose death causes the death benefit to become payable.

BENEFIT
Subject to the terms and conditions stated below, this Rider provides an Accidental Death Benefit equal to the purchase payments made minus any withdrawals (including any associated Market Value Adjustment and surrender charge incurred) determined as of the date of the Covered Person's death, up to a maximum amount shown in the Contract Schedule.

CONDITIONS

     1.   The Covered Person's death must be an accidental death.

     2. The accidental death must occur while this Rider is in force and prior to the first Contract Anniversary after which the Covered Person attains age 80.

     3.   The accidental death must occur prior to the Income Date.

     4.   We must receive satisfactory proof of accidental death.


ACCIDENTAL DEATH DEFINITION
Accidental death means a death resulting from a bodily injury effected solely through external, violent, and accidental means independently and exclusively of all other causes, with death occurring within 90 days after such injury.

EXCLUSIONS
This Rider does not provide an additional benefit in the event that death results from or relates to any of the following:

     1. Sickness of mind and/or body, including related medical or surgical treatment.

     2. Overdose due to voluntary ingestion of non-prescribed drugs and/or alcohol.

     3.   Suicide, while sane or insane.

     4. Air travel, in any type of vehicle, except as a fare paying passenger traveling on a regularly scheduled airline.

     5. War, or any act of war, whether or not the Covered Person is serving in the military, naval or air forces of any country or international organization.

     6. Voluntarily committing and/or attempting to commit an assault or felony, including participation in a riot.

     7.   Resisting or fleeing from arrest.

DVA-ADB-9712

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CONTRACT CONTINUATION OPTION
If the Contract is being continued by the deceased Owner's spouse pursuant to the Contract Continuation Option, this Rider shall also continue according to its terms and conditions subject to the following additional conditions:

     1. For purposes of the "Benefit" provision above, (a) the initial benefit upon continuation will be equal to the beginning Account Value as determined in the Contract, subject to the maximum amount shown in the Contract Schedule; and (b) thereafter, the benefit will be the initial benefit plus purchase payments made minus any withdrawals (including any associated Market Value Adjustment and surrender charge incurred) subject to the maximum amount shown in the Contract Schedule.

     2. If this Rider's benefit has become payable pursuant to the accidental death of the original Owner, then no further benefit will be payable pursuant to this Rider for (a) any accidental death occurring within 180 days of the original Owner's accidental death, or (b) any accidental death arising from the same accident that caused the bodily injury resulting in the Owner's death.


SATISFACTORY PROOF OF CLAIM
We must receive written proof that the Covered Person died an accidental death while this Rider is in force.

We will have the right to have the Covered Person's body examined and to request an autopsy, at our expense, unless law prohibits us from doing so.

NOTICE OF CLAIM
Written notice of claim must be given to us within (30) days after an accidental death or as soon as reasonably possible. Notice given to us at our Customer Service Center with information sufficient to identify the Covered Person will be considered notice to us.

PAYMENT OF CLAIM
The Accidental Death Benefit will be paid to the person or persons entitled to receive the death benefit according to the Contract upon receipt of the written proof of accidental death. If we elect to have the Covered Person's body examined and/or perform an autopsy, payment may be made after satisfactory conclusion of the examination.

CHARGE FOR THIS RIDER
There is no charge for this Rider.

TERMINATION
This Rider will terminate on the date of the first to occur of the following events:

     1. The Accidental Death Benefit is paid after the death of the surviving spouse.

     2. The Contract is surrendered or the entire Account Value is applied under an income option.

     3. The interest in the Contract is distributed due to the death of the Covered Person.

     4.   You request the termination of this Rider.

TERMS
All of the terms used in this Rider have the same meanings as in the Contract unless otherwise clearly indicated in this Rider.


                           /s/ Ronald S. Scowby

                                  Chairman

DVA-ADB-9712